UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

CAS MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 25, 2008

Dear Fellow Stockholder:

We will hold our 2008 annual meeting of stockholders at 10:30 a.m. on Wednesday, June 18, 2008 at The WoodWinds, 29 Schoolground Road, Branford, Connecticut.

The Notice of Annual Meeting, Proxy Statement and proxy card accompanying this letter describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please sign, date and return your proxy card in the enclosed envelope as soon as possible.

We look forward to seeing you at the meeting.

Sincerely yours,

Louis P. Scheps
Chairman of the Board

CAS MEDICAL SYSTEMS, INC.

NOTICE OF ANNUAL MEETING

The annual meeting of stockholders of CAS Medical Systems, Inc. will be held at 10:30 a.m. on Wednesday, June 18, 2008 at The WoodWinds, 29 Schoolground Road, Branford, Connecticut.

The items of business at the annual meeting are:

1.	Election of five directors.

2.	Appointment of independent accountants for 2008.

3.	Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment or any postponement of the meeting.

April 22, 2008 is the record date for the meeting.

This Proxy Statement and accompanying proxy card are being distributed on or about April 29, 2008.

Jeffery A. Baird
Secretary

CAS MEDICAL SYSTEMS, INC.
44 East Industrial Road
Branford, Connecticut 06405

PROXY STATEMENT

The Annual Meeting and Voting

Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on Wednesday, June 18, 2008, or at any adjournment of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.

Who is entitled to vote?

Record stockholders of CAS Medical Systems, Inc. (CASMED) common stock at the close of business on April 22, 2008 (the record date) can vote at the meeting. As of the record date, 10,945,399 shares of CASMED common stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date. A list of all stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting at our office at 44 East Industrial Road, Branford, Connecticut, for the ten-day period immediately preceding the meeting.

How do I vote?

A form of proxy card and a return envelope for the proxy card are enclosed. Giving your proxy means that you authorize the persons named in the enclosed proxy card to vote your shares at the CASMED annual meeting in the manner you direct. You may vote by proxy or in person at the annual meeting. To vote by proxy, if you are a registered holder, please complete, sign and return your proxy card in the accompanying postage-paid return envelope.

If any proxy is returned without indication as to how to vote, the CASMED common stock represented by the proxy will be voted by the persons named on the proxy in favor of each proposal and in accordance with their best judgment on any other matters which may come before the meeting.

How do I vote if my shares are held in street name?

If your broker holds your shares of CASMED common stock in street name, you must either direct your broker on how to vote your shares or obtain a proxy from your broker to vote in person at the annual meeting. If your shares are held in street name, you should check the voting form that you receive to determine whether shares may be voted by telephone or the internet.

May I change my vote?

You may revoke your proxy at any time before it is voted at the meeting in several ways. You may send in a revised proxy dated later than the first; or you may vote in person at the meeting; or you may notify our Secretary in writing prior to the meeting that you have revoked your proxy.

What constitutes a quorum?

The holders of a majority of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum. Abstentions, broker non-votes and votes withheld from director nominees are included in the count to determine a quorum. If a quorum is present, each of the five director candidates who receive a majority of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Proposal 2 will be approved if a quorum is present and a majority of the votes cast by holders present in person or represented by proxy are cast in favor of the applicable proposal.

What is the effect of broker non-votes and abstentions?

Under Nasdaq rules, if your broker holds your shares in its ‘‘street’’ name, the broker may under certain circumstances vote your shares on the agenda items even if it does not receive instructions from you. Because broker non-votes and abstentions are not considered votes cast on the matters before the meeting, neither will have an effect on the voting for these proposals.

Stockholder proposals for the 2009 annual meeting

Stockholder proposals intended to be presented at our 2009 annual meeting pursuant to Securities

Exchange Act Rule 14a-8 must be received by our Secretary not later than December 26, 2008, for inclusion in our proxy statement and form of proxy relating to that meeting. Stockholder proposals submitted outside the process provided in Rule 14a-8 shall be considered untimely in accordance with Rule 14a-5(e) if made after March 14, 2009.

Which stockholders own at least 5% of CASMED?

Other than a director listed in the director and officer ownership table below, the only persons or groups known to us to be beneficial owners of more than five percent of our outstanding common stock as of April 22, 2008 are reflected in the chart below. The following information is based upon Schedules 13D and 13G respectively filed with the Securities and Exchange Commission by the persons and entities shown as of the respective dates appearing below or other information obtained by the company.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
BMI Capital Corporation 570 Lexington Avenue New York, NY 10022	1,946,975	(a)	17.8%
J. Sanford Davis 14 Longview Terrace Madison, CT 06443	921,500		8.4%
Potomac Capital Management LLC 825 Third Avenue, 33rd Floor New York, NY 10022	706,505	(b)	6.5%
Estate of Myron L. Cohen, Ph.D. 401 Three Corners Road Guilford, CT 06437	558,453		5.1%

(a)	Based upon information set forth in a Schedule 13G filed with the SEC on February 15, 2008. BMI Capital Corporation holds sole dispositive power over the indicated shares.
(b)	Based upon information set forth in a Schedule 13G Amendment No. 1 filed with the SEC on February 16, 2007. Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit hold shared voting and dispositive power over the indicated shares.

How much stock is owned by directors and executive officers?

The following table shows beneficial ownership of CASMED common stock by directors and executive officers as of April 22, 2008. Shares issuable upon exercise of options or warrants are shown in a separate column. The named executive officers are the former chief executive officer, the current chief executive officer and the chief financial officer.

Name of Beneficial Owner	Shares Deemed to be Beneficially Owned		Options and Warrants Exercisable Within 60 Days (a)	Percent of Class
Louis P. Scheps	178,925	(b)	714,401	7.7%
Jerome Baron	109,700	(b)	7,500	1.1%
Lawrence S. Burstein	87,375	(c)	115,000	1.8%
Andrew E. Kersey	32,753	(d)	150,000	1.7%
Saul S. Milles, M.D.	3,000	(b)	75,000	*
Jeffery A. Baird	27,256	(e)	110,000	1.2%
All executive officers and directors as a group (6)	439,009		1,171,901	13.3%
*	Less than one percent of the class

(a)	The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of the record date for the annual meeting (April 22, 2008) by exercising outstanding stock options or warrants (as applicable).
(b)	Includes 1,500 shares of restricted stock.
(c)	Includes 75,000 shares held in Mr. Burstein’s IRA rollover account, 9,375 shares owned directly and indirectly by a family member and 1,500 shares of restricted stock.
(d)	Includes 28,750 shares of restricted stock.
(e)	Includes 23,250 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered ‘‘officers’’ of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (referred to as reporting persons) are required to file reports with the Securities and Exchange Commission showing their holdings of and transactions in CASMED securities. It is generally our practice to file the forms on behalf of our reporting persons who are directors or officers. We believe that all such forms have been timely filed for 2007.

Proposal 1:
Election of Directors

Five directors, constituting the entire board of directors of CASMED, are to be elected at the annual meeting to serve for a term of one year or until their respective successors are duly elected and qualify. Information about each nominee for director (all of whom are incumbent directors), including the nominee’s age, is set forth below. Unless otherwise indicated, each nominee has held his present position for at least five years. The shares represented by the proxies will be voted in favor of the election as directors of the persons named below unless authority to do so is withheld. Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under Proposal No. 1 for all other nominees. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for a substitute nominee as may be selected by the board of directors, unless the size of the board is reduced.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
Louis P. Scheps	76	1990	Currently Chairman of the Board of CASMED. Mr. Scheps held the positions of President and Chief Executive Officer of CASMED from 1990 until March 2007 and held the position of Director of Manufacturing of CASMED from 1986 until 1990. Prior thereto, Mr. Scheps was employed by Posi-Seal International as Vice President from 1969 to 1985. Mr. Scheps received his engineering degree from Purdue University and his business education from the GE Management Program.
Jerome Baron	81	1986	Mr. Baron has been in the securities industry since 1944. He was a Vice President in the International Department at Loeb Rhoades & Company, a Partner at Andreson & Company, and Chairman and Chief Executive Officer of Foster Securities, Inc., which he founded in 1974. In 1977, Foster Securities merged with Brean Murray Securities Inc. Mr. Baron is Vice-Chairman of Brean Murray, Carret & Co. He is a Director of Haulbowline Ltd., a private offshore company. He attended Kings Point Merchant Marine Academy and Pace University.

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
Lawrence S. Burstein	65	1985	Mr. Burstein has been President and principal stockholder of Unity Venture Capital Associates, Ltd. since March 1996. Prior thereto he was President, a director and principal stockholder of Trinity Capital Corporation since October 1982. Mr. Burstein is a director of four other public companies: THQ, Inc., a manufacturer of video game cartridges, I.D. Systems, Inc., which designs, develops and produces a wireless monitoring and tracking system; Numotion, Inc., which is principally an internet direct marketing company and American Telcom Services, Inc., a provider of converged telecommunication services. In addition, Mr. Burstein is a director of Millennium India Acquisition Corporation, a publicly traded 1940 Act investment company. Mr. Burstein received an L.L.B. from Columbia Law School.
Andrew E. Kersey	47	2007	Mr. Kersey has been President and Chief Executive Officer of CASMED since April 2007. Mr. Kersey has over 20 years experience in the medical device industry and has been with CASMED since 2001. Mr. Kersey served as Chief Operating Officer of CASMED from 2004 until April 2007. Previously, Mr. Kersey was Director of Engineering of CASMED. Prior to joining CASMED, Mr. Kersey held various engineering management positions at Novametrix Medical Systems, Inc. and Corometrics Medical Systems.

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
Saul S. Milles, M.D.	77	1991	Dr. Milles served as Medical Director of the General Electric Company from 1984 to 1998. Prior to that, he was in active medical practice in New Haven, Connecticut, as an internist and gastroenterologist from 1961 to 1984. He had served as Attending Physician at the Yale Medical Center and had been appointed a Clinical Associate Professor of Medicine at the Yale Medical School, as well as President of the medical staff. He has been involved in issues related to medical ethics, health screening and employment of the handicapped. Dr. Milles was active in developing policies for smoking abatement and substance abuse treatment. He has served as an advisor to the Office of Technology Assessment of the U.S. Congress. Dr. Milles attended Cornell University and received his M.D. degree from the University of Rochester. He received post-graduate medical education at Yale Medical Center.

The board of directors recommends that stockholders vote FOR the nominees described in Proposal 1.

Executive Officers

Our executive officers are as follows:

Name	Age	Position
Andrew E. Kersey	47	President and Chief Executive Officer
Jeffery A. Baird	54	Chief Financial Officer and Secretary

Information Concerning Executive Officers Who Are Not Directors

Jeffery A. Baird, joined the Company during January 2004. From April 2003 to December 2003, Mr. Baird was CFO of QDx, Inc., a startup venture engaged in the development of novel medical diagnostic products. Mr. Baird was employed by Novametrix Medical Systems, Inc. from 1988 to 2002 and held various positions including Controller, Treasurer and CFO. Prior to joining Novametrix, Mr. Baird was employed by Philips Medical Systems, Inc., a medical diagnostic imaging company.

Board Information and Committees

The board met four times in 2007 and acted five times by unanimous written consent. Each incumbent director attended at least 75 percent of the total number of board meetings and meetings held by the board committees on which he served during 2007, except for Dr. Milles who attended five of the ten meetings held during 2007. The board has determined that each of our non-employee directors currently serving on the board or who served on the board during 2007 is independent based upon the criteria provided by

Nasdaq Stock Market rules. Members of the board serve on one or more of the committees described below, except for directors who are also employees of the company, who do not serve on board committees.

The board has standing audit and compensation committees, but does not have a standing nominating committee. Further information regarding these committees and the director nomination process is provided below.

The Audit Committee, which met four times in 2007, monitors our financial reporting standards and practices and our internal financial controls to ensure compliance with the policies and objectives established by the board of directors. The committee directly retains and recommends for stockholder approval an independent accounting firm to conduct the annual audit, and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the quarterly and annual financial statements and the annual independent accountants’ report, invites the accountants’ recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the accountants and pre-approves audit and permissible non-audit services. It also reviews our internal accounting controls and the scope and results of our internal auditing activities. Members of the audit committee are Lawrence S. Burstein, Jerome Baron and Saul S. Milles, M.D. Each member of the committee is independent as defined in the listing standards of the Nasdaq Stock Market. The board of directors has determined that each of Lawrence S. Burstein and Jerome Baron qualifies as an ‘‘audit committee financial expert’’ as that term is defined in Regulation S-K of the Securities and Exchange Commission.

The Compensation Committee, which met twice in 2007, oversees our executive and director compensation programs, including establishing our executive and director compensation policies and annually reviewing all components of compensation to ensure that our objectives are appropriately achieved. These functions are not delegated to our officers or to third-party professionals, although the committee may from time to time retain third-party consultants to provide advice regarding compensation issues. The committee also considers input from our executive officers although final decisions regarding executive compensation are made by the committee. The committee is also responsible for certain administrative aspects of our compensation plans and stock plans, and approves or recommends changes in these plans. It also approves performance targets and grants under our incentive plans and our stock plan for our executive officers. The committee also reviews officers’ potential for growth, and, with the chief executive officer, will be responsible for succession planning and ensuring management continuity. Members are Lawrence S. Burstein, Jerome Baron and Saul S. Milles, M.D.

Each committee is governed by a written charter. Copies of each committee charter are available on our website at www.casmed.com.

Director Compensation

Director Fees.    During 2007, we paid an annual fee of $15,000 to each of the directors, other than those also serving as officers, and paid a total of $6,000 in fees to the directors for their attendance at board or committee meetings.

Our non-employee directors are eligible to receive options, restricted stock and other equity-linked grants under our 2003 Equity Incentive Plan. On July 16, 2007, we issued a grant of 3,000 shares of restricted common stock under the 2003 Equity Incentive Plan to each of Messrs. Baron, Burstein and Milles. These restricted stock grants vest in equal quarterly installments during the twelve months from date of grant.

Director Compensation Table.    The following table shows all compensation paid or granted, during or with respect to the 2007 fiscal year to each of the non-employee directors for services rendered to CASMED and its subsidiaries during 2007.

2007 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(b)	All Other Compensation ($)	Total ($)
Jerome Baron	$17,500	$8,910	$0	$26,410
Lawrence S. Burstein	$17,000	$8,910	$0	$25,910
Saul S. Milles, M.D.	$16,500	$8,910	$0	$25,410

(a)	As of December 31, 2007, Mr. Baron held an option to purchase 7,500 shares of our common stock, Mr. Burstein held options and warrants to purchase an aggregate of 115,000 shares of our common stock and Dr. Milles held options and warrants to purchase an aggregate of 75,000 shares of our common stock. As of December 31, 2007, Messrs. Baron, Burstein and Milles each held 2,250 shares of restricted stock.
(b)	Dollar amounts represent the amount recognized for financial statement reporting purposes during 2007 in accordance with FAS 123R with respect to the grant of 3,000 shares of restricted stock to each of the indicated directors on July 16, 2007.

Communications with Directors

In order to provide our security holders and other interested parties with a direct and open line of communication to the board of directors, the board of directors has adopted the following procedures – CASMED security holders and other interested persons may communicate with the chairmen of our Compensation Committee or Audit Committee or with the non-management directors as a group by sending written correspondence to our Secretary. The correspondence should specify which of the foregoing is the intended recipient. Communications should be sent by mail addressed in care of the corporate Secretary, CAS Medical Systems, Inc., 44 East Industrial Road, Branford, Connecticut 06405.

All communications received in accordance with these procedures will be reviewed initially by our corporate Secretary. The Secretary will relay all such communications to the appropriate director or directors unless the Secretary determines that the communication:

•	does not relate to the business or affairs of CASMED or the functioning or constitution of the board of directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the board of directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full board of directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

Our Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The board of directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

We have not established a formal policy regarding director attendance at our annual meetings of stockholders, but our directors generally do attend the annual meeting. The chairman of the board presides at the annual meeting of stockholders, and the board of directors generally holds one of its regular meetings in conjunction with the annual meeting of stockholders. Accordingly, unless one or more members of the board are unable to attend, all members of the board are present for the annual meeting. Each of the five members of the board at the time of our 2007 annual meeting of stockholders attended that meeting.

Nomination of Directors

Due to the small size of our board of directors, the board of directors determined that it is appropriate for the full board to act with respect to director nomination matters. Three of the five board members are independent as set forth in the rules of the Nasdaq Stock Market. The full board has adopted specifications applicable to members of the board of directors, and nominees for the board of directors recommended by the board of directors must meet these specifications. The specifications provide that a candidate for director should:

•	Have a reputation for industry, integrity, honesty, candor, fairness and discretion;

•	Be knowledgeable in his or her chosen field of endeavor, which field should have such relevance to our businesses as would contribute to the company’s success;

•	Be knowledgeable, or willing and able to become so quickly, in the critical aspects of our businesses and operations; and

•	Be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a publicly held corporation.

In addition, nominees for the board of directors should contribute to the mix of skills, core competencies and qualifications of the board through expertise in one or more of the following areas: accounting and finance, the healthcare industry, international business, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development, and executive compensation.

The board will consider nominees recommended by stockholders for election at the 2009 annual meeting of stockholders that are submitted prior to the end of 2008 to our Secretary at CAS Medical Systems, Inc., 44 East Industrial Road, Branford, Connecticut 06405. Any recommendation must be in writing and must include a detailed description of the business experience and other qualifications of the recommended nominee as well as the signed consent of the nominee to serve if nominated and elected, so that the candidate may be properly considered. All stockholder recommendations will be reviewed in the same manner as other potential candidates for board membership.

The board has not received any nominees for election to the board at the 2008 annual meeting from any stockholder or group that has held more than 5% of our common stock for a period of one year.

Code of Ethics

Our board of directors has approved a Code of Ethics in accordance with the rules of the Securities and Exchange Commission and The Nasdaq Stock Market that governs the conduct of each of our directors and senior executive officers, including our principal executive officer, principal financial officer, principal accounting officer and controller. Our Code of Ethics is maintained on our website at www.casmed.com. Any amendments to or waivers of the Code of Ethics that apply to our principal executive officer, principal financial officer or principal accounting officer and that relates to any element of the definition of the term ‘‘code of ethics,’’ as the term is defined by the Securities and Exchange Commission, will be posted on our website at www.casmed.com. There are currently no such amendments or waivers.

Executive Officer Compensation

Executive Contracts and Severance and Change of Control Arrangements

Andrew E. Kersey.    On March 16, 2007, we entered into an employment agreement with Andrew E. Kersey, pursuant to which Mr. Kersey is serving as our President and Chief Executive Officer effective April 1, 2007. Under the terms of the employment agreement, Mr. Kersey is employed on an ‘‘at will’’ basis, will receive an annual base salary of two hundred fifty thousand dollars ($250,000) and will be eligible for an annual bonus in the form of cash or CASMED common stock as determined at the sole discretion of the Compensation Committee of the board. Mr. Kersey will also be entitled to participate in all of our employee benefit programs as such programs may be in effect from time to time.

If we terminate Mr. Kersey’s employment without Serious Cause (as defined in the Employment Agreement) or Mr. Kersey terminates his employment for Good Reason (as defined in the Employment Agreement), we will continue to pay Mr. Kersey his then-current base salary for a period of six (6) months from the date of such termination and he will be entitled to participate in our health benefit plans (with standard employee payment not to exceed the payment level prior to termination) for the six (6) month period. This would represent a payment of approximately $131,500 based upon his current salary and benefits level. In addition, if Mr. Kersey terminates his employment for Good Reason or if we terminate Mr. Kersey’s employment without Serious Cause, all of Mr. Kersey’s equity-linked grants (such as stock options and restricted stock) shall immediately accelerate and vest in full. If we (or a successor company) terminate Mr. Kersey’s employment without Serious Cause or Mr. Kersey terminates his employment for Good Reason, within the period commencing on the date that a Change of Control (as defined in the Employment Agreement) is formally proposed to our board of directors and ending on the second anniversary of the date on which such Change of Control occurs, then Mr. Kersey will be entitled to receive his then-current base salary for a period of one (1) year from the date of such termination and in addition will be entitled to participate in our health benefit plans (with standard employee payment not to exceed the payment level prior to the change in control) for the period of one (1) year. This would represent a payment of approximately $263,000 based upon his current salary and benefits level.

Louis P. Scheps.    Effective as of September 1, 2000, we entered into an employment agreement pursuant to which Mr. Scheps served as our President and Chief Executive Officer. The employment agreement has been amended, most recently on November 8, 2005. Pursuant to the amended employment agreement, Mr. Scheps was employed as our President and Chief Executive Officer and served as a director of CASMED through March 31, 2007. Effective as of April 1, 2007, Mr. Scheps retired from his positions as our President and Chief Executive Officer. Pursuant to the amended employment agreement, Mr. Scheps will serve as a part-time employee in a senior executive role from April 1, 2007 through March 31, 2009 and will remain as a director of CASMED if elected by the stockholders. Mr. Scheps will continue to serve as chairman of the board during the term of the employment agreement if elected as such by the board of directors. Pursuant to the amended employment agreement, from October 1, 2005 to March 31, 2007, Mr. Scheps was compensated at an annual salary of $275,000. Since April 1, 2007 and continuing until March 31, 2009 Mr. Scheps will be compensated at an annual salary of $100,000.

The change of control provisions of the amended employment agreement provide that if a Change of Control (as defined in the amended employment agreement) occurs and Mr. Scheps’ employment terminates for any reason after such Change of Control occurs, including termination by Mr. Scheps, Mr. Scheps will be paid a lump sum of $100,000 within ten (10) days of such termination.

During October 1998, Mr. Scheps was granted a warrant to purchase 100,000 shares of CASMED common stock at an exercise price of $1.00 per share. This warrant expires if Mr. Scheps is no longer employed by CASMED and is exercisable solely in the event of a Change of Control.

Compensation Discussion and Analysis

Our Compensation Committee, which is comprised of three independent non-employee directors, has formulated a compensation philosophy that is designed to enable us to attract, retain and reward capable employees who can contribute to the success of CASMED, principally by setting overall compensation at the median of the marketplace through a combination of (1) base salaries, (2) annual incentive opportunities and (3) longer term incentive opportunities for senior management. We believe that implementation of a system of compensation that emphasizes performance-based compensation provides a strong alignment to stockholders’ interests. Five key principles serve as the guiding framework for compensation decisions for all executive officers of CASMED:

•	To attract and retain the most highly qualified management and employee team.

•	To pay competitively compared to similar companies in our industry.

•	To encourage superior employee performance by aligning rewards with stockholder interests.

•	To motivate senior executives to achieve CASMED’s annual and long-term business goals by providing equity-based incentive opportunities.

•	To strive for fairness in administration by emphasizing performance related contributions as the basis for pay decisions.

To implement these policies, we have designed the framework for a four-part executive compensation program consisting of base salary, annual incentives, long-term incentive opportunities for senior management, and other employment benefits.

Base Salary.    We will seek to maintain levels of compensation that are competitive with similar companies in our industry. Base salary represents the fixed component of the executive compensation program. CASMED’s philosophy regarding base salaries is to maintain salaries for the aggregate officer group at the competitive industry average. Periodic increases in base salary will relate to individual contributions evaluated against established objectives, length of service, and the industry’s annual competitive pay practice movement. We believe that base salary for 2007 for our chief executive officer and for the other executive officers was generally at the competitive industry average.

Annual Incentive Program.    We have designed an annual incentive program pursuant to which key CASMED employees will be eligible to receive performance bonuses. Payment of the performance bonuses is at the sole discretion of the Compensation Committee and is not based on specific metrics, although the Compensation Committee bases its decisions on numerous factors, including overall corporate and personal performance. On March 10, 2008, the Compensation Committee granted 20,000 shares and 15,000 shares, respectively, of restricted common stock to Messrs. Kersey and Baird based on their achievements with respect to aforementioned criteria during 2007. Such restricted shares vest ratably over three years from date of grant.

Long-Term Incentives.    We believe that the pay program should provide senior executives with an opportunity to increase their ownership and potentially gain financially from CASMED stock price increases. By this approach, the best interests of stockholders and senior executives will be closely aligned. Therefore, senior executives are eligible to receive restricted stock and are also eligible to receive stock options, giving them the right to purchase shares of common stock at a specified price in the future. These grants will vest based upon the passage of time, the achievement of performance metrics, or both. We believe that the use of restricted stock and stock options as the basis for long-term incentive compensation meets our defined compensation strategy and business needs by achieving increased value for stockholders and retaining key employees.

During July 2007, we issued 73,000 shares of restricted common stock to management and key employees, including our executive officers, in recognition of the company’s continued growth and overall performance. Mr. Kersey and Mr. Baird received 5,000 and 4,500 shares respectively, of such restricted common stock. These shares, which vest in equal annual installments over three years from the date of grant, were valued at $6.48 per share, representing the fair market value on the date of grant.

Other Benefits.    Our philosophy is to provide competitive health- and welfare-oriented benefits to executives and employees, but to maintain a conservative posture relative to executive benefits. We do provide life insurance and supplemental disability insurance to our senior executive officers.

Compliance with Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1 million paid to a corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. The salaries for our highest paid executives will be set, in part based on independent studies, at the competitive industry average but are not expected to reach $1 million in the near future. We intend to structure the overall compensation of our executive officers in a manner that should ensure that CAS does not lose any tax deductions because of the $1 million compensation limit in the foreseeable future.

Our 2003 Equity Incentive Plan incorporates maximum limitations on individual annual stock option and restricted stock grants so as to meet the requirements of Section 162(m). The 2003 Equity Incentive Plan also identifies performance measures to be used if we decide to use performance-based vesting restricted stock in the future to meet the requirements of Section 162(m).

Compensation Disclosure Tables

Summary Compensation Table.    The following table (Table I) shows all compensation paid or granted, during or with respect to the 2006 and 2007 fiscal years to the chief executive officer, the chief financial officer and to the other highest paid executive officers for services rendered to CASMED during 2006 and 2007. (Persons in this group are referred to individually as a ‘‘named executive officer’’ and collectively as the ‘‘named executive officers,’’ and, unless otherwise noted, the titles listed are the titles held as of the end of the 2007 fiscal year.)

TABLE I
2006-2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (c)	Option Awards ($) (d)	Non- Equity Incentive Plan Compensation ($)	All Other Compensation ($) (e)	Total ($)
Louis P. Scheps former President and Chief Executive Officer (a)	2007 2006	$137,500 $275,000	$ 0 $60,000	$ 8,910 $0	$ 0 $0	$0 $0	$6,694 $8,271	$153,104 $343,271
Andrew E. Kersey President and Chief Executive Officer (b)	2007 2006	$232,500 $180,000	$ 0 $30,000	$12,550 $ 3,800	$14,450 $82,825	$0 $0	$2,521 $2,521	$262,021 $299,146
Jeffery A. Baird Chief Financial Officer	2007 2006	$160,000 $160,000	$ 0 $30,000	$12,055 $3,800	$14,438 $79,168	$0 $0	$3,443 $3,443	$189,936 $276,411

(a)	As of April 1, 2007, Mr. Scheps retired from his position as our President and Chief Executive Officer. He continues to serve as our Chairman of the Board.
(b)	As of April 1, 2007, Mr. Kersey is serving as our President and Chief Executive Officer. Prior to April 1, 2007 he served as our Chief Operating Officer.
(c)	Dollar amounts set forth with regard to restricted stock grants for each individual are those recognized for financial statement reporting purposes during the applicable year in accordance with FAS 123R disregarding the estimate of forfeitures related to service-based vesting conditions. Share value utilized for purposes of this determination is the applicable market value on the date of grant. For a further discussion of the assumptions underlying these amounts, reference is made to the footnotes to CASMED’s financial statements set forth in Form 10-K for the fiscal year ended December 31, 2007.
(d)	Dollar amounts with regard to option grants for each individual are those recognized for financial statement reporting purposes for the applicable year in accordance with FAS 123R disregarding the estimate of forfeitures related to service-based vesting conditions. The amounts set forth herein are based on a Black-Scholes calculation assuming a 4.4% risk free interest rate, volatility of 130%, a term of seven years and an annual dividend rate of zero. For a further discussion of the assumptions underlying these amounts, reference is made to the footnotes to CASMED’s financial statements set forth in Form 10-K for the fiscal year ended December 31, 2007.
(e)	Amounts shown consist of the cost of term life insurance for Mr. Scheps and the cost of term life and disability insurance for Messrs. Kersey and Baird.

Grants of Plan-Based Awards Table.    The following table (Table II) shows all plan-based equity and non-equity grants made by CASMED during the 2007 fiscal year to the named executive officers.

TABLE II
2007 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (a)	All Other Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Louis P. Scheps	7/16/07	—	—	—	3,000	—	—	$19,440
Andrew E. Kersey	7/16/07	—	—	—	5,000	—	—	$32,400
Jeffery A. Baird	7/16/07	—	—	—	4,500	—	—	$29,160

(a)	Amounts for Messrs. Kersey and Baird represent grants of restricted stock under the 2003 Equity Incentive Plan vesting in equal annual installments over three years from date of grant. Shares issued to Mr. Scheps vest in quarterly installments over one year from the grant date.

Outstanding Equity Awards at Fiscal Year-End Table.    Shown in Table III below is information with respect to outstanding equity-based awards (consisting of unexercised options and warrants to purchase CASMED common stock and unvested restricted CASMED common stock) held by the named executive officers at December 31, 2007.

TABLE III
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)

Louis P. Scheps	745,401		$0.31	n/a
	35,000		$0.375	n/a
	34,000		$0.93	n/a
		100,000	$1.00	(a)
					2,250	$12,375
Andrew E. Kersey	50,000		$0.57	10/11/2011
	20,000		$0.70	7/17/2013
	20,000		$1.50	6/2/2014
	20,000		$2.30	2/17/2015
	40,000		$3.10	6/15/2015
					8,750	$48,125
Jeffery A. Baird	50,000		$1.40	1/6/2014
	20,000		$2.30	2/17/2015
	40,000		$3.10	6/15/2015
					8,250	$45,375

(a)	Mr. Scheps holds warrants with no expiration date, except for the unvested warrants to purchase 100,000 shares which expire if Mr. Scheps is no longer employed by the company.

(b)	These values are based on $5.50 per share, the market price of a share of CASMED common stock as of December 31, 2007 (the final trading day of 2007).

Option Exercises and Stock Vested Table.    The following table (Table IV) shows information with respect to all stock options or warrants exercised by the named executive officers during 2007 and information regarding restricted stock held by those persons that vested during 2007.

TABLE IV
OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Louis P. Scheps	104,599	$722,823	750	$3,683
Andrew E. Kersey	—	—	—	—
Jeffery A. Baird	—	—	—	—

Equity Compensation Plan Table.    The following table (Table V) sets forth general information concerning our equity compensation plans as of December 31, 2007.

TABLE V
EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (col. a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (col. b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (col. c)
Equity compensation plans approved by security holders: (a)	524,425	$2.11	343,750
Equity compensation plans not approved by security holders: (a)	1,064,401	$0.50	0
Total	1,588,826	$1.03	343,750

(a)	The equity compensation plans not approved by security holders consist of warrants granted to employees (including officers) and directors of the company as compensation for services rendered to the company. These warrants generally have no specific expiration date and have an exercise price range of $0.31 to $1.00. Equity compensation plans approved by security holders consist of the 1994 Employees’ Incentive Stock Option Plan (referred to as the 1994 Plan) and the 2003 Equity Incentive Plan. The 1994 Plan expired on December 31, 2003 and, as such, there are no further options available for issuance thereunder.

Audit Committee Report

The Audit Committee reviews CASMED’s financial reporting function on behalf of the board of directors. Management has the primary responsibility for preparing the financial statements in accordance with accounting standards generally accepted in the United States and the reporting process. CASMED’s independent accountants are responsible for expressing an opinion on the annual financial statements as to whether or not they are presented in conformity in all material respects with accounting principles generally accepted in the United States.

In this context, the Audit Committee has reviewed and discussed with management and the independent accountants the audited financial statements for the year ended December 31, 2007, including the audit scope, internal control matters, and audit results. The Audit Committee also met with the independent accountants without management present. The Audit Committee has discussed with the independent accountants the matters required to be discussed by auditing standards. In addition, the Audit Committee has received from the independent accountants the written disclosures and letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from CASMED and its management. The Audit Committee has also considered whether all non-audit services rendered by the independent accountants to CASMED are compatible with the accountants’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the financial statements for the year ended December 31, 2007 be included for filing in CASMED’s annual report on Form 10-K for the year ended December 31, 2007.

Audit Committee of the Board of Directors

– Lawrence S. Burstein

– Jerome Baron

– Saul S. Milles, M.D.

Audit Committee Pre-Approval Policy

The Audit Committee operates under a written charter. Under this charter, the Audit Committee is responsible for selecting, approving, compensating and overseeing the independence, qualifications and performance of the independent accountants. Further, the Audit Committee has adopted a pre-approval policy pursuant to which certain permissible non-audit services may be provided by the independent accountants. Pre-approval is generally provided for up to one year and may be detailed as to the particular service or category of services and may be subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services from the independent accountants by management, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the company; and whether the service could enhance our ability to manage or control risk or improve audit quality.

Notwithstanding the pre-approval policy, all of the audit-related, tax and other services provided by UHY LLP in fiscal year 2007 were approved in advance by the Audit Committee.

Proposal 2:

Approval of Appointment of CASMED’s Independent Accountants

The Audit Committee of our board of directors has selected UHY LLP as our independent registered public accounting firm for the year ending December 31, 2008, and has directed that the selection of independent accountants be submitted for ratification by stockholders at the annual meeting. A representative of UHY LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of UHY LLP as our independent accountants is not required by our Bylaws or otherwise. However, the Audit Committee is submitting the selection of UHY LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection were ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of CASMED and its stockholders.

Through March 2008, UHY LLP had a continuing relationship with UHY Advisors, Inc. (‘‘Advisors’’). Under this relationship UHY LLP leased auditing staff who were full time, permanent employees of Advisors. UHY LLP partners provide non-audit services through Advisors. UHY LLP has only a few full time employees. Therefore, few, if any, audit services performed were provided by permanent full-time employees of UHY LLP. UHY LLP manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its audit.

Audit Fees

Aggregate fees billed by UHY LLP for professional services rendered for the audit of our annual consolidated financial statements included in the annual report on Form 10-K and the review of interim consolidated financial statements included in quarterly reports on Form 10-Q and the review and audit of the application of new accounting pronouncements and SEC releases were $149,900 and $138,933 for the years ended December 31, 2007 and 2006, respectively. The amount of the audit fees for the year ended December 31, 2006 has been revised from that previously reported to reflect actual billings.

Audit-Related Fees

The aggregate fees billed by UHY LLP for audit related services that are not disclosed under ‘‘Audit Fees’’ above for the years ended December 31, 2007 and 2006 were $6,200 and $0, respectively.

Tax Fees

Aggregate fees billed by UHY LLP for professional services rendered to us for permissible tax compliance, tax advice and tax planning were $30,000 and $35,250 for the years ended December 31, 2007 and 2006, respectively.

All Other Fees

UHY LLP did not provide any services in addition to those described above during the years ended December 31, 2007 and 2006.

The board of directors recommends that stockholders vote FOR the appointment of UHY LLP as the company’s independent accountants for 2008.

Additional Information

Solicitation of Proxies

In addition to the use of the mails, proxies may be solicited by the directors, officers, and employees of the company without additional compensation in person, or by telephone, facsimile, email or otherwise. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of CASMED common stock, and we will reimburse these brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The cost of solicitation will be borne entirely by CASMED.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Jeffery A. Baird
Secretary

Appendix A

CAS MEDICAL SYSTEMS, INC.

44 East Industrial Road, Branford, Connecticut 06405

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Louis P. Scheps and Andrew E. Kersey as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated in the reverse, all the shares of Common Stock of CAS MEDICAL SYSTEMS, INC. (the “Company”) held of record by the undersigned on April 22, 2008, at the Annual Meeting of Stockholders to be held on June 18, 2008 or any adjournment thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

CAS MEDICAL SYSTEMS, INC.

June 18, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detatch along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors		2.	To ratify the selection of UHY LLP as independent auditors for the Company’s fiscal year ending December 31, 2008.

☐	FOR ALL NOMINEES	NOMINEES:		☐ FOR ☐ AGAINST ☐ ABSTAIN
Jerome Baron
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Lawrence S. Burstein
		Andrew E. Kersey	To transact such other business as may properly come before the annual meeting.
☐	FOR ALL EXCEPT	Saul S. Milles M.D.
	(See instructions below)	Louis P. Scheps

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2. Please sign exactly as name appears on the left.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder ___________________________ Date: ________ Signature of Stockholder ___________________________ Date: ________

NOTE:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.